SECURITIES AND EXCHANGE COMMISSION

Washington DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

August 9, 2002

Date of Report

(Date of earliest event reported)

POWERCOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada                33-19584               23-258701

(State of Incorporation) (Commission File No.) (IRS Employer Id. No.)

115 Canfield Road

La Vernia, Texas 78121

(Address of principal executive offices)

830 779-5223

(Registrant's telephone number)

ITEM 1 - CHANGES IN CONTROL OF REGISTRANT

None

ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

None

ITEM 3 - BANKRUPTCY OR RECEIVERSHIP

None

ITEM 4 - CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

None

ITEM 5 - OTHER EVENTS

On August 2, 2002, PowerCold Corporation and Alturdyne, Inc. terminated their Letter of Intent (8-K filing on April 5, 2002).  After thorough due diligence by the Registrant’s independent auditors, both parties agreed that it was best not to proceed with the acquisition at this time.

On August 9, 2002, PowerCold Corporation and Alturdyne, Inc. executed a Technology License Agreement, effective as of August 1, 2002. The Licensed Technology and Licensed Intellectual Property granted to PowerCold by Alturdyne is for Engine Driven Chillers and Rotary Engine Generator Sets.  Engine Driven Chillers include standard and custom packaging of natural gas, electric and diesel-fueled Engine Driven Chillers used for heating, ventilating and air-conditioning (HVAC) system applications. Rotary Engine Generator Sets include a family of Wankel and Mazda type rotary internal combustion multi-rotor engines used for pumps, generator, compressors, and auxiliary power units and applications.

Alturdyne has granted to PowerCold the exclusive license (exclusive to both Licensor and Licensee) to manufacture, package (e.g. such as assembling of third party products), market, develop, and use the Licensed Technology and Licensed Intellectual Property in order to manufacture, package, market and install, develop, service and warranty the Technology for a period not to exceed ten  (10) years, unless otherwise extended by Licensor and Licensee.

In consideration of the license and rights granted pursuant to the Agreement; PowerCold shall pay Alturdyne a royalty fee of five per cent (5%) of the Net Gross Invoice of each Engine Driven Chiller(s) and Rotary Engine Generator Set(s) for the term of the Agreement.  PowerCold has paid a down payment of Four Hundred Thousand ($400,000), as a pre-payment against the first $8,000,000 in royalty payments to be paid to Alturdyne. Alturdyne shall also provide PowerCold consulting services for up to one thousand two hundred (1200) man-hours for a period not to exceed two (2) years. Thereafter PowerCold shall pay Alturdyne one hundred dollars ($100.00) per hour for such consulting services.

ITEM 6 - RESIGNATIONS OF REGISTRANT'S DIRECTORS

None

ITEM 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

None

ITEM 8 - CHANGE IN FISCAL YEAR

None

    POWERCOLD CORPORATION

FORM 8-K

Signatures

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POWERCOLD CORPORATION

Date: August 9, 2002

/S/  Francis L. Simola

Francis L. Simola

President and CEO